                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Ariba, Inc.:

We consent to incorporation herein by reference of our report dated October 16, 2000, relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule, which report appears in the September 30, 2000, annual report on Form 10-K of Ariba, Inc.


                                         /s/ KPMG LLP

Mountain View, California
November 14, 2001